Exhibit 5.2

LETTERHEAD OF BGC PARTNERS, INC.

October 9, 2015

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

I am the Executive Vice President, General Counsel and Secretary of BGC Partners (the “Company”). In connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC ) on the date hereof, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer of an indeterminate amount of shares of the Company’s Class A common stock, par value $0.01 per share (the “Shares”), that may be issued upon conversion of the Company’s 4.50% Convertible Senior Notes due 2016 (the “Convertible Notes”), you have requested my opinion with respect to the matters set forth below.

For the purposes of this opinion letter, I, or attorneys working under my direction (collectively, “we”), have examined the Registration Statement and the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the indenture dated July 29, 2011, between the Company and U.S. Bank National Association, as trustee, pursuant to which the Convertible Notes have been issued (the “Indenture”), the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion letter, we have relied, with your approval, upon oral and written representations and certificates of officers and other representatives of the Company and certificates or comparable documents of public officials.

In making such examination and rendering the opinion set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, that all documents submitted to us as copies are true and correct copies of the originals, the authenticity of the originals of such documents submitted to us as copies, and the legal capacity of all individuals executing any of the foregoing documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that the Shares, when issued upon conversion of the Convertible Notes in accordance with the Indenture, will be validly issued, fully paid and non-assessable.

I am a member of the bar of the State of New York, and I do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). This opinion letter has been prepared for use in connection with the filing by the Company of the Registration Statement. I assume no obligation to advise you of any change in the foregoing subsequent to the delivery of this opinion letter.

I hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and the use of my name under the caption “Legal Matters” therein. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Stephen M. Merkel
Stephen M. Merkel
Executive Vice President, General Counsel and Secretary